As filed with the Securities and Exchange Commission on June 15, 2021

Registration No. 333-255517

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MIND MEDICINE (MINDMED) Inc.

(Exact name of registrant as specified in its charter)

British Columbia, Canada	98-1582438
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One World Trade Center Suite 8500 New York, New York	10007
(Address of Principal Executive Offices)	(Zip Code)

MIND MEDICINE (MINDMED) INC. STOCK OPTION PLAN

MIND MEDICINE (MINDMED) INC. PERFORMANCE AND RESTRICTED SHARE UNIT PLAN

(Full title of the plans)

C T Corporation System

1015 15th Street N.W., Suite 1000

Washington, D.C., 20005

(Name and address of agent for service)

(202) 572-3133

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☑	Smaller reporting company	☐
		Emerging growth company	☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act	☐

EXPLANATORY NOTE

On April 26, 2021, Mind Medicine (MindMed) Inc. (the “Registrant”) filed with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-8 (File No. 333-255517) (the “Registration Statement”) registering the offer and sale of an aggregate of 40,732,217 subordinate voting shares of the Registrant (“Subordinate Voting Shares”) under the Mind Medicine (MindMed) Inc. Stock Option Plan and Mind Medicine (MindMed) Inc. Performance and Restricted Share Unit Plan (together, the “Plans”). On April 19, 2021, the board of directors of the Registrant approved the amendment of the Plans to increase the aggregate number of Subordinate Voting Shares reserved for issuance by the Registrant under the Plans from 10% of the Registrant’s issued and outstanding Subordinate Voting Shares (including the number of Subordinate Voting Shares issuable upon the conversion of the then outstanding Muliple voting shares) at the time of any grant to 15% of the Registrant’s issued and outstanding Subordinate Voting Shares (including the number of Subordinate Voting Shares issuable upon the conversion of the then issued and outstanding Multiple voting shares) at the time of any grant, so that the maximum number of Subordinate Voting Shares reserved for issuance in the aggregate by the Registrant under the Plans is 62,286,725 Subordinate Voting Shares, of which 26,841,776 Subordinate Voting Shares remain available for issuance by the Registrant as of the filing date of this Post-Effective Amendment No. 1 to the Registration Statement (this “Amendment”). The Plans, as so amended (the “Amended Plans”), were approved by the shareholders of the Registrant at the Registrant’s Annual and Special Meeting of Shareholders held on May 27, 2021. This Amendment is being filed by the Registrant for the sole purpose of updating exhibits to the Registration Statement to reflect the Amended Plans. The Registrant is not registering additional Subordinate Voting Shares under this Amendment.

Item 8.	Exhibits

The following exhibits are filed as part of this registration statement:

Exhibit Number	Description

4.1	Amended and Restated Articles of Mind Medicine (MindMed) Inc. (previously filed)

4.2	Mind Medicine (MindMed) Inc. Stock Option Plan

4.3	Mind Medicine (MindMed) Inc. Performance and Restricted Share Unit Plan

5.1	Opinion of Cassels Brock & Blackwell LLP (previously filed)

23.1	Consent of Cassels Brock & Blackwell LLP (previously filed)

23.2	Consent of RSM Canada LLP (previously filed)

24.1	Powers of Attorney (previously filed)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, on June 15, 2021.

MIND MEDICINE (MINDMED) INC.
(Registrant)

By:	/s/ David D. Guebert
David D. Guebert
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment has been signed below by the following persons in the capacities indicated on June 15, 2021.

Signature	Title

/s/ Robert B. Barrow	Chief Executive Officer and Director
Robert B. Barrow	(Principal Executive Officer)

/s/ David D. Guebert	Chief Financial Officer
David D. Guebert	(Principal Financial and Accounting Officer)

*	Executive President and Director
Miri Halperin Wernli

*	Director
Perry Dellelce

*	Director
Stephen L. Hurst

*	Director
Bruce Linton

*	Director
Brigid Makes

Director
Sarah Y. Vinson

* By:	/s/ David D. Guebert
	Name:	David D. Guebert
	Title:	Attorney-in-Fact
	Date:	June 15, 2021

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the undersigned has signed this Amendment, solely in its capacity as duly authorized representative of Mind Medicine (MindMed) Inc. in the United States, on the 15th day of June, 2021.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director